2/1/05 — Final (1)
  Exhibit 10.8
AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
FIRST CALIFORNIA BANCORP,
SCB MERGER CORP., FIRST CALIFORNIA BANK,
SOUTH COAST BANCORP, INC., AND SOUTH COAST COMMERCIAL BANK
February 2, 2005

2/1/05 — Final (1)

AGREEMENT AND PLAN OF REORGANIZATION
     THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 2nd day of February 2005, by and among FIRST CALIFORNIA BANCORP, a California corporation (“FCB”), SCB MERGER CORP., a California corporation (the “Merger Subsidiary”), FIRST CALIFORNIA BANK, a California banking corporation (“FC Bank”), on one hand, and SOUTH COAST BANCORP, INC., a California corporation (“SCB”), and SOUTH COAST COMMERCIAL BANK, a California banking corporation (“SCC Bank”) on the other hand.
RECITALS
     A. FCB is a California corporation, having its principal place of business in Camarillo, California. FC Bank is a California banking corporation and a wholly-owned subsidiary of FCB, having its principal place of business in Camarillo, California. Merger Subsidiary is a California corporation and a wholly-owned subsidiary of FCB, having its principal place of business in Camarillo, California.
     B. SCB is a California corporation having its principal place of business in Irvine, California. SCC Bank is a California banking corporation and a wholly-owned subsidiary of SCB, having its principal place of business in Irvine, California. SCB is an S corporation and SCC Bank is a qualified subchapter S subsidiary.
     C. The respective Boards of Directors of FCB, Merger Subsidiary, and SCB have determined that it is in the best interests of their respective companies and their shareholders to consummate the merger of Merger Subsidiary with and into SCB (the “Merger”), followed by the merger of SCB, as the surviving entity of the Merger, with and into FCB (the “Second Merger”).
     D. It is the intention of the parties to this Agreement that the Merger and Second Merger be treated as a taxable purchase of all of the outstanding stock of SCB by FCB, followed by a liquidation of SCB pursuant to Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”).
     E. As a condition to, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto, (collectively, the “Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares in favor of the principal terms of the Merger.

     F. As a condition to, and simultaneously with, the execution of this Agreement, each director of SCB is entering into non-competition agreements with FCB in the form of Exhibit B, hereto (collectively, the “Non-Competition Agreements”).
     G. As a condition to, and simultaneously with, the execution of this Agreement, Fred Mills is entering into a non-solicitation agreement in the form of Exhibit E hereto (the “Non-Solicitation Agreement”).
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.01. Certain Definitions
     The following terms are used in this Agreement with the meanings set forth below:
     “Acquisition Proposal” has the meaning set forth in Section 6.08.
     “Adjusted Merger Consideration” has the meaning set forth in Section 3.03(b).
     “Adjusted Shareholders’ Equity” shall be determined in accordance with GAAP as of the Shareholders’ Equity Measuring Date (as set forth in Section 7.03(e) hereof) except that in any event: (i) SCB’s ALLL shall not be less than One Million One Hundred and Eighty Three Thousand Dollars ($1,183,000.00); (ii) SCB has paid all dividends that have been declared; (iii) legal and accounting fees related to the transactions contemplated by this Agreement have been paid or accrued; (iv) Four Hundred Thousand Dollars ($400,000) of severance payments shall be accrued or paid (regardless of the amount actually due or paid as of such date), and (v) all of SCB’s expenses incurred at or prior to the Closing from the transactions contemplated by this Agreement, including, but not limited to, Executive Payments, shall be accrued. In determining Adjusted Shareholders’ Equity, (A) gains or losses in SCB’s securities portfolio between the date hereof and the Shareholders’ Equity Measuring Date shall be excluded and (B) all entries or adjustments made at the request of FCB and not otherwise required by GAAP or the provisions of this definition shall be excluded. An example of the calculation of Adjusted Shareholders’ Equity is attached hereto as Exhibit 1.01.
     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
     “Agreement of Merger” means the agreement of merger to be filed with the California Secretary substantially in the form attached hereto as Exhibit D.

     “ALLL” has the meaning set forth in Section 5.03(t).
     “Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.
     “Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.
     “Base Merger Consideration” means Thirty-Six Million Dollars ($36,000,000.00).
     “Base Shareholders’ Equity” means Sixteen Million Five Hundred Thousand Dollars ($16,500,000.00).
     “Benefit Plans” has the meaning set forth in Section 5.03(m).
     “Business Combination” has the meaning set forth in Section 3.07.
     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.
     “California Secretary” means the California Secretary of State.
     “CCC” means the California Corporations Code.
     “Closing” has the meaning set forth in Section 6.21.
     “Closing Financial Statements” has the meaning set forth in Section 7.03(f).
     “Code” has the meaning set forth in the Recitals to this Agreement.
     “Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
     “Costs” has the meaning set forth in Section 6.12(a).
     “Decline Adjustment” has the meaning set forth in Section 8.01(g).
     “Derivatives Contract” has the meaning set forth in Section 5.03(q).
     “Disclosure Schedule” has the meaning set forth in Section 5.01.
     “Dissenters’ Shares” has the meaning set forth in Section 3.01(c).
     “Dissenting Shareholder” means any holder of Dissenters’ Shares.
     “Effective Date” has the meaning set forth in Section 2.02.

     “Effective Time” has the meaning set forth in Section 2.02.
     “Employees” has the meaning set forth in Section 5.03(m).
     “Environmental Laws” has the meaning set forth in Section 5.03(o).
     “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.) as amended.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 5.03(m).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Agent” has the meaning set forth in Section 3.03(a).
     “Exchange Fund” has the meaning set forth in Section 3.06(a).
     “Executive Payments” has the meaning set forth in Section 6.24.
     “Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Reserve Act” means the Federal Reserve Act, as amended.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
     “Final Index” has the meaning set forth in Section 8.01(g).
     “GAAP” means generally accepted accounting principles.
     “Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.
     “Hazardous Substance” has the meaning set forth in Section 5.03(o).
     “Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.
     “Indemnified Party” has the meaning set forth in Section 6.12(a).

     “Index” has the meaning set forth in Section 8.01(g).
     “Initial Index” has the meaning set forth in Section 8.01(g).
     “Insurance Amount” has the meaning set forth in Section 6.11(b).
     “Insurance Policies” has the meaning set forth in Section 5.03(s).
     “Knowledge” of FCB, the Merger Subsidiary, FC Bank, SCB or SCC Bank, as the case may be, means to the actual knowledge after reasonable investigation of any director or any officer with the title of Vice President or above of FCB, the Merger Subsidiary, FC Bank, SCB or SCC Bank, as the case may be, or any employee of FCB, the Merger Subsidiary, FC Bank, SCB or SCC Bank, as the case may be, with primary responsibility for the subject matter as to which knowledge is at issue.
     “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
     “Mailing Date” has the meaning set forth in Section 3.03(a).
     “Material Adverse Effect” means, with respect to FCB or SCB, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, or business of FCB and its Subsidiaries taken as a whole or SCB and SCC Bank taken as a whole, as the case may be, or (ii) would materially impair the ability of either FCB or SCB, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally and (d) changes contemplated by this Agreement or otherwise agreed to in writing by FCB and SCB.
     “Merger” has the meaning set forth in the Recitals to this Agreement.
     “Minimum Percentage” has the meaning set forth in Section 3.03(d).
     “National Labor Relations Act” means the National Labor Relations Act, as amended.
     “Non-Competition Agreements” has the meaning set forth in the Recitals to this Agreement.

     “Non-Solicitation Agreement” has the meaning set forth in the Recitals to this Agreement.
     “FCB” has the meaning set forth in the preamble to the Agreement.
     “FCB Board” means the Board of Directors of FCB.
     “FCB Common Stock” means the common stock, no par value per share, of FCB.
     “FCB Preferred Stock” means the preferred stock of FCB.
     “Pension Plan” has the meaning set forth in Section 5.03(m).
     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
     “Proxy Statement” has the meaning set forth in Section 6.03(a).
     “Registration Statement” has the meaning set forth in Section 6.03(a).
     “Regulatory Authorities” has the meaning set forth in Section 5.03(i).
     “Regulatory Filings” has the meaning set forth in Section 5.03(g).
     “Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any other instrument the value of which is determined in whole or in part by reference to the market price or value of, the capital stock of such Person.
     “SCB Articles” means the Articles of Incorporation of SCB, as amended.
     “SCB Board” means the Board of Directors of SCB.
     “SCB By-Laws” means the By-Laws of SCB.
     “SCB Common Stock” means the common stock, no par value per share, of SCB.
     “SCB Loan Property” has the meaning set forth in Section 5.03(o).
     “SCB Meeting” has the meaning set forth in Section 6.02.
     “SCB Preferred Stock” means the preferred stock of SCB.
     “SCB Property” has the meaning set forth in Section 5.03(o).

     “SC Financial” has the meaning set forth in Section 5.03(c).
     “Schedule Delivery Date” has the meaning set forth in Section 5.01.
     “SEC” means the United States Securities and Exchange Commission.
     “Second Merger” has the meaning set forth in the Recitals to this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Shareholder” means each director and executive officer of SCB who owns any shares of SCB Common Stock or owns any options or other rights to acquire shares of SCB Common Stock.
     “Shareholder Agreements” has the meaning set forth in the Recitals to this Agreement.
     “Shareholders’ Equity Measuring Date” has the meaning set forth in Section 7.03(e).
     “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.
     “Surviving Company” has the meaning set forth in Section 2.01(a).
     “Tax” and “Taxes” mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed on the income, properties or operations of SCB by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
     “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority having jurisdiction over SCB on or before the Effective Date with respect to any Taxes of SCB including, without limitation, any documentation required to be filed with any taxing authority or to be retained by the SCB in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.
     “Termination Fee” has the meaning set forth in Section 8.02(b).

     “Treasury Shares” has the meaning set forth in Section 3.01(d).
     “Undesignated Shares” has the meaning set forth in Section 3.03(a).
     “USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107 56).
ARTICLE II
THE MERGER
     2.01. The Merger
     (a) The Combination. At the Effective Time, the Merger Subsidiary shall merge with and into SCB, the separate corporate existence of Merger Subsidiary shall cease and SCB shall survive, continue to exist as a California corporation and operate under the name “South Coast Bancorp, Inc.” (the “Surviving Company”). FCB may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after SCB’s shareholders have approved the principal terms of the Merger) change the method of effecting the acquisition of SCB (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of SCB Common Stock as provided for in this Agreement (the “Merger Consideration”), (ii) adversely affect the tax treatment of SCB’s shareholders as a result of receiving the Merger Consideration, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of SCB.
     (b) Articles of Incorporation and By-Laws. On the Effective Date, the articles of incorporation and by-laws of SCB, as in effect immediately prior to the Effective Date, shall be and remain the articles of incorporation and by-laws of the Surviving Company.
     (c) Directors and Officers of the Surviving Company. On the Effective Date, the directors and officers of Merger Sub immediately prior to the Effective Date shall become the directors and officers of the Surviving Company. The directors of the Surviving Company shall serve until the next annual meeting of shareholders of the Surviving Company or until such time as their successors are elected and have qualified.
     (d) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in §1107 of the CCC, including any regulations or rules promulgated thereunder.
     2.02. Effective Date and Effective Time
     On such date as FCB selects (and promptly provides notice thereof to SCB) that is (a) on or after June 30, 2005, or any earlier date that is specifically agreed in writing by the parties, (b) no later than September 30, 2005, and (b) within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of

Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger are satisfied or waived (or, at the election of FCB, on the last business day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or such earlier or later date as may be agreed in writing by the parties, the Agreement of Merger shall be filed with the California Secretary, in accordance with all appropriate legal requirements together with such certificates or other documents executed as may be required by law, and the Merger provided for herein shall become effective upon such filing. The date of such filing is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing.
ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES; CLOSING
     3.01. Effect on Capital Stock
     Subject to the other provisions of this Article III, at the Effective Time of the Merger, by virtue of the Merger and without any additional action on the part of the holder of shares of SCB Common Stock or the Merger Subsidiary Common Stock:
     (a) The Merger Subsidiary Common Stock. On the Effective Date, the shares of common stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Date shall thereupon be converted into and exchanged by FCB for one (1) share of fully paid common stock of the Surviving Company. On the Effective Date, the 1 share of common stock of the Surviving Company shall be held by FCB, representing 100% of the issued and outstanding common stock of the Surviving Company, and shall not be deemed to represent a share of SCB Common Stock which has been converted into the right to receive the Per Share Merger Consideration as provided in Section 3.03;
     (b) SCB Common Stock. On the Effective Date, each share of SCB Common Stock, issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters’ Shares, as defined below) shall be converted into the right to receive the Per Share Merger Consideration as provided in Section 3.03 hereof; and
     (c) Dissenters’ Shares. All shares of SCB Common Stock that are “dissenting shares” within the meaning of CCC §1300 (“Dissenters’ Shares”) shall not be converted into or represent a right to receive the Per Share Merger Consideration hereunder and shall only be entitled to such per share compensation as provided by applicable law.

     3.02. Conversion of SCB Common Stock
     (a) Subject to the other provisions of this Article III, each share of SCB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters’ Shares) shall, by virtue of the Merger on and after the Effective Time, automatically be cancelled and cease to be an issued and outstanding share of SCB Common Stock and shall be converted into the right to receive the Per Share Merger Consideration (as defined in Section 3.03 below). Certificates formerly evidencing shares of SCB Common Stock shall be surrendered for payment to the Exchange Agent in accordance with Section 3.03 below.
     (b) On and after the Effective Time of the Merger, the stock transfer books of the Surviving Company shall be closed as to holders of SCB Common Stock immediately prior to the Effective Time of the Merger and no transfer of SCB Common Stock by any such holder shall thereafter be made or recognized.
     3.03. Exchange Procedures
     (a) Exchange Agent. No later than the Effective Time of the Merger, FCB shall deposit cash with the Exchange Agent equal to the Net Total Merger Consideration (as defined in Section 3.03(b) below) (the “Exchange Fund”).
     (b) Exchange Fund and Per Share Merger Price.
     The aggregate amount payable in cash pursuant to Section 3.02 for all of the outstanding shares of SCB Common Stock shall be the Base Merger Consideration; provided that SCB’s Adjusted Shareholders’ Equity is at least equal to the Base Shareholders’ Equity. Should SCB’s Adjusted Shareholders’ Equity be less than the Base Shareholders’ Equity, then the Base Merger Consideration shall be reduced by the lesser of (i) that amount by which the Adjusted Shareholders’ Equity is less than the Base Shareholders’ Equity, or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000) (the Base Merger Consideration as so reduced shall be referred to as the “Adjusted Merger Consideration.”). The amount payable pursuant to Section 3.02 for each outstanding share of SCB Common Stock (the “Per Share Merger Consideration”) shall be equal to the quotient obtained by dividing (i) the Base Merger Consideration or the Adjusted Merger Consideration, as applicable, by (ii) the total number of shares of SCB Common Stock outstanding immediately prior to the Effective Time of the Merger (including Dissenting Shares).
     (c) Delivery of Cash. After the Effective Time of the Merger, delivery to the holders of SCB Common Stock of the cash to which they are entitled will be promptly made by the Exchange Agent against delivery of share certificates formerly evidencing SCB Common Stock to the Exchange Agent in accordance with this Section 3.03 and the terms and conditions of an agreement to be entered into by and between FCB and the Exchange Agent (the “Exchange Agent Agreement”). A copy of the Exchange Agent

Agreement will be provided to SCB and its counsel for approval prior to consummation of the Merger, which approval shall not be unreasonably withheld.
     As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall send a notice and transmittal form to each holder of a certificate previously representing shares of SCB Common Stock advising such holders of the procedure for surrendering to the Exchange Agent such certificate for conversion into cash. Each holder of such certificates, upon surrender of the same to the Exchange Agent in accordance with such transmittal form, shall be entitled to receive the consideration provided for in Section 3.02 hereof, with the exception of holders of Dissenting Shares. If the consideration for shares of SCB Common Stock provided for in Section 3.02 is to be delivered to any person other than the registered holder of said shares surrendered for exchange, the amount of any stock transfer tax or similar taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person shall be paid to the Exchange Agent by such person, or the Exchange Agent may refuse to make such exchange unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.
     (d) Unclaimed Portion of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of SCB for six months after the Effective Time shall be paid to FCB. Any shareholders of SCB who have not theretofore complied with this Article III shall thereafter look only to FCB for payment of the Per Share Merger Price for which such shareholder is entitled to pursuant to this Agreement, without any interest thereon.
     (g) Withholding Rights. FCB, the Surviving Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of SCB Common Stock such amounts as FCB, the Surviving Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by FCB, the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SCB Common Stock in respect of which such deduction and withholding was made by FCB, the Surviving Company or the Exchange Agent.
     3.04. Anti-Dilution Provisions
     In the event SCB changes (or establishes a record date for changing) the number of shares of SCB Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding SCB Common Stock, as the case may be, and the record date therefor shall be prior to the Effective Date, the Per Share Merger Consideration shall be proportionately adjusted.

     3.05. Dissenters’ Rights
     (a) Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder’s shares of SCB Common Stock, as provided in §1300 of the CCC, shall not be entitled to the Per Share Merger Consideration in respect thereof provided for under Section 3.02 unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger under the CCC, and shall be entitled to receive only the payment provided for by §1300 of the CCC with respect to such Dissenters’ Shares.
     (b) If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of SCB Common Stock of such Dissenting Shareholder shall be deemed to be an Undesignated Share and shall be converted into the right to receive the Per Share Merger Consideration.
     3.06. Closing
     The Closing shall take place on the Closing Date.
     3.07. Execution of Agreements
     As soon as practicable after execution of this Agreement, the Agreement of Merger, (as amended, if necessary, to conform to any requirements of any Governmental Entity having authority over such merger(s)) together with all other agreements necessary to consummate the transactions described herein, shall be executed by the parties thereto. On the Closing Date, the Agreement of Merger, together with all requisite certificates, shall be duly filed with the California Secretary.
     3.08. Further Assurances
     At the Closing, the Parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. If, at any time after the Effective Time the Merger, the Surviving Company or a successor or assign shall determine that any further conveyance, assignment, or other documents or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and directors of the Parties shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

ARTICLE IV
ACTIONS PENDING ACQUISITION
     4.01. Forbearances of SCB
     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, and except as set forth in the corresponding sections or subsections of the Disclosure Schedule, without the prior written consent of FCB (which consent shall not be unreasonably withheld), SCB will not, and will not permit SCC Bank to:
     (a) Ordinary Course. Conduct the business of SCB or of SCC Bank other than in the ordinary and usual course or fail to use its best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing goodwill and relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of SCB or of SCC Bank, FCB or any Subsidiaries of FCB to perform any of their obligations on a timely basis under this Agreement, or take any action that could be expected to have a Material Adverse Effect on SCB or SCC Bank.
     (b) Capital Stock. Other than pursuant to the Rights set forth in Schedule 4.01(b) of the Disclosure Schedule and outstanding on the date hereof (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.
     (c) Dividends; Etc. From January 2, 2005 until the Closing: (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock in excess of (A) Five Hundred and Eighty-Five Thousand Dollars ($585,000) plus (B) the amount of retained cash in SCB accounts as of January 2, 2005, and any interest as may be earned thereon (constituting a portion of previously taxed but undistributed income), but not to exceed Two Hundred Seventy Thousand Dollars ($270,000.00); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
     (d) Compensation; Employment Agreements; Etc. Enter into, renew, make any new grants of awards under, amend or otherwise modify any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of SCB or of SCC Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Disclosure Schedule or (iv) for grants of awards to newly hired employees consistent with past practice.

     (e) Hiring. Hire any person as an employee of SCB or of SCC Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(e) of the Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of SCB or of SCC Bank. Subject to the foregoing limitations, SCB or SCC Bank shall not, without consent of FCB, which shall not be unreasonably withheld or delayed more than three Business Days, hire any new additional employee who would have a base salary, including any guaranteed bonus, considered on an annual basis of more than $70,000.
     (f) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(f) of the Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of SCB or of SCC Bank or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, as applicable.
     (g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business or in a transaction that, together with all other related similar transactions, is not material to SCB or of SCC Bank.
     (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice or in a transaction that, together with all other related similar transactions, is not material to SCB or of SCC Bank.
     (i) Capital Expenditures. Except as set forth in Schedule 4.01(i) of the Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $25,000 in the aggregate.
     (j) Governing Documents. Amend SCB’s Articles or SCB’s By-Laws or the equivalent organizational documents of SCC Bank.
     (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.
     (l) Contracts. Except as set forth in Schedule 4.01(l) of the Disclosure Schedule enter into, renew or terminate, or make any payment not then required under,

any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.
     (m) Claims. Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which SCB or of SCC Bank is or becomes a party on or after the date of this Agreement, which settlement, agreement or action involves payment by SCB or of SCC Bank of an amount, individually or for all such settlements, that exceeds $25,000 and/or would impose any material restriction on the business of SCC Bank or create precedent for claims that are reasonably likely to be material to SCB or of SCC Bank.
     (n) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.
     (o) Risk Management. Except as required by applicable law or regulation or the Federal Reserve Board or FDIC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
     (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.
     (q) Loans. Make any loan, loan commitment or renewal or extension thereof to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $100,000 without submitting loan package information to the chief credit officer of FCB for review with a right of comment at least two full Business Days prior to taking such action, and with a right of subsequent review should the terms of any prospective loan, loan commitment or renewal or extension thereof change materially from the loan package information previously submitted to the chief credit officer of FCB.
     (r) Investments. Purchase or acquire securities of any type or make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person, other than (i) in the ordinary course of business consistent with past practice in individual amounts not to exceed $100,000, or (ii) purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of two years or less.
     (s) Taxes. Settle any material audit, make or change any material Tax election, file any amended Tax Return, take any action which would have a Material Adverse Effect on the Tax position of SCB or of SCC Bank or their respective successors after the Merger or take any other action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.
     (t) Commitments. Agree or commit to do any of the foregoing.
     4.02. Forbearances of FCB
     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of SCB, neither FCB nor FC Bank will:
     (a) Ordinary Course. Take any action reasonably likely to have an adverse effect on FCB’s ability to perform any of its material obligations under this Agreement.
     (b) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.
     (c) Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     5.01. Disclosure Schedules
     Prior to the execution of this Agreement, SCB shall have delivered to FCB a draft of a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV, and SCB shall deliver to FCB a complete Disclosure Schedule within ten (10) business days after the execution of this Agreement (“Schedule Delivery

Date”); provided, however, that (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence could not reasonably be expected to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
     5.02. Standard
     No representation or warranty of SCB or FCB contained in Section 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.
     5.03. Representations and Warranties of SCB
     Subject to Sections 5.01 and 5.02 and except as set forth in the corresponding sections or subsections of the Disclosure Schedule, SCB hereby represents and warrants to FCB and FC Bank:
     (a) Organization, Standing and Authority. SCB is a corporation duly organized and validly existing under the laws of the state of California. SCC Bank is California banking corporation and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. SCB is duly qualified to do business and is in good standing in the State of California and any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. SCB has made available to FCB a complete and correct copy of SCB’s articles of incorporation and by-laws, each as amended to date. SCB and SCC Bank are both S-corporations under the Code.
     (b) SCB Capital Stock. The authorized capital stock of SCB consists of 8,000,000 shares of SCB Common Stock, of which 3,049,504 shares are issued and outstanding, and 500,000 shares of SCB Preferred Stock of which no shares are issued and outstanding. No shares of the SCB Common Stock are held in treasury by SCB or otherwise owned directly or indirectly by SCB. The outstanding shares of SCB Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). No more than 20,000 shares of SCB Common Stock are issuable upon exercise of any Rights. Schedule 5.03(b) of the Disclosure Schedule sets forth for each Right, the name of the grantee or holder, the date of the grant, the expiration date of such Right, the type of grant, the number of shares of SCB Common Stock subject to such Right, the number and type of shares subject to such Rights that are currently exercisable and the exercise price per share. Except as set forth above, there are no shares of SCB Common Stock authorized and reserved for issuance, SCB does not have any other Rights issued or outstanding with respect to SCB Common Stock, and SCB does not have any commitment to authorize, issue or sell any SCB Common Stock or Rights, except pursuant to this Agreement.
     (c) Subsidiaries. SCB’s only Subsidiaries are SCC Bank, a California banking corporation, and SC Financial, a California corporation (“SC Financial”). SCB owns all the issued and outstanding equity securities of SCC Bank and SC Financial. No equity securities of SCC Bank or SC Financial are or may become required to be issued by reason of any Right or otherwise. There are no contracts, commitments, understandings or arrangements by which SCC Bank or SC Financial is or may be bound to sell or otherwise transfer any equity securities of SCC Bank or SC Financial, respectively. There are no contracts, commitments, understandings, or arrangements relating to SCB’s rights to vote or to dispose of such securities. All the equity securities of SCC Bank and SC Financial held by SCB are fully paid, nonassessable and owned by SCB free and clear of any Liens.
     (i) Except as set forth in Schedule 5.03(c)(i), SCB does not own, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind, other than those of SCC Bank.
     (ii) SCC Bank has been duly organized and is validly existing in good standing under the laws of the State of California, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
     (d) Corporate Power. Each of SCB and SCC Bank has all corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and SCB has all corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
     (e) Corporate Authority. SCB’s Board of Directors, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of SCB and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that its shareholders approve this Agreement and the Merger and that such matter be submitted for consideration by its shareholders at a meeting of such shareholders. SCB has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of SCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

     (f) Regulatory Approvals; No Violations.
     (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SCB in connection with the execution, delivery or performance by SCB of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, and the DFI, (B) the approval of the principal terms of this Agreement by the holders of a majority of the outstanding shares of SCB Common Stock and (C) the filing of an executed agreement of merger substantially in the form of Exhibit D hereto (the “Agreement of Merger”) with the California Secretary pursuant to the CCC. As of the date hereof, SCB is not aware of any reason why the approvals set forth in this Section 5.03(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
     (ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by SCB and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of SCB to which SCB or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of SCB or SCC Bank or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
     (g) Financial Reports; Material Adverse Effect.
     (i) SCB (A) has delivered to FCB audited consolidated financial statements of SCB consisting of the consolidated balance sheets as of
December 31, 2003, 2002 and 2001, the related statements of operations, changes in shareholders’ equity and statements of cash flow for the periods then ended, and the related notes and related accountant’s opinions thereon; and (B) shall deliver to FCB audited consolidated financial statements of SCB, consisting of the consolidated balance sheets as of December 31, 2004, the related statements of operations, changes in shareholders’ equity and statements of cash flow for the periods then ended, and the related notes and related accountant’s opinions thereon, within 10 days of receipt of such financial statements from SCB’s accountants (collectively, the “SCB Financial Statements”). The SCB Financial Statements (i) present fairly the financial condition of SCB as of the respective dates indicated and the results of operations, the changes in stockholders’ equity and cash flows for the respective periods indicated; (ii) have been prepared in accordance with GAAP applied on a basis consistent with past practices; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to adequate reserves for loan and lease losses; and (iv) are based on the books and records of SCB. SCB is not subject to any liability (whether accrued, absolute, contingent or otherwise), except as reflected in the SCB Financial Statements, as disclosed in Schedule 5.03(g) or as otherwise disclosed in writing to FCB prior to the execution of this Agreement, or as incurred since December 31, 2004 in the ordinary course of business. SCB does not know of any basis for the assertion against it or SCC Bank of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that would be reasonably likely to result in or cause a Material Adverse Effect with respect to SCB or SCC Bank which is not fairly reflected in the SCB Financial Statements delivered to FCB or otherwise disclosed on Schedule 5.03(g).
     (ii) SCB and SCC Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2001 with (A) the Federal Reserve Board, (B) the FDIC, (C) the DFI and (D) any other Regulatory Authority (collectively, the “Regulatory Filings”), and all other reports and statements required to be filed by them since December 31, 2001, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of California and the rules and regulations of the Federal Reserve Board, the FDIC, the DFI or any other Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.
     (iii) Since December 31, 2003, SCB and SCC Bank have not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of liabilities related to this Agreement and the transactions contemplated hereby).
     (iv) Since December 31, 2001, (A) SCB and SCC Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to SCB or SCC Bank.
     (h) Litigation. Except as set forth in Section 5.03(h) of the Disclosure Schedule, no litigation, claim, action, suit, hearing, investigation or other proceeding before any court or Governmental Authority is pending against SCB or SCC Bank and, to SCB’s Knowledge, no such litigation, claim, action, suit, hearing, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.
     (i) Regulatory Matters.
     (i) Neither SCB, SCC Bank nor any of SCB’s or SCC Bank’s property is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC) or the supervision or regulation of it (collectively, the “Regulatory Authorities”). SCB and SCC Bank have paid all assessments made or imposed by any Regulatory Authority.
     (ii) SCB and SCC Bank have not been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
     (j) Compliance With Laws.
     SCB and SCC Bank:
     (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the customer privacy requirements under the Gramm-Leach-Bliley Act, and all fair lending laws and other laws relating to discriminatory business practices;
     (ii) have adopted such procedures and policies as are, in the reasonable judgment of SCB’s management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the Knowledge of SCB or SCC Bank, are in such compliance;
     (iii) have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SCB’s or SCC Bank’s Knowledge, no suspension or cancellation of any of them is threatened; and
     (iv) have received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that SCB or SCC Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to SCB’s or SCC Bank’s knowledge, do any grounds for any of the foregoing exist).
     (k) Material Contracts; Defaults. Neither SCB nor SCC Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K with respect to such entity or (ii) that materially restricts the conduct of business by SCB or by SCC Bank. Neither SCB nor SCC Bank is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by SCB or by SCC Bank is currently outstanding. Schedule 5.03(k) of the Disclosure Schedule sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which SCB is a party as a result of the transactions contemplated hereby.
     (l) No Brokers. No action has been taken by SCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.
     (m) Employee Benefit Plans.
     (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of SCB and SCC Bank (the “Employees”) and current or former directors of SCB and SCC Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are listed in Schedule 5.03(m) to the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to FCB.
     (ii) All Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and neither SCB nor SCC Bank is aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to SCB’s or SCC Bank’s Knowledge, threatened litigation relating to the Benefit Plans. Neither SCB nor SCC Bank has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject SCB or SCC Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
     (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected (based on events occurring prior to the Closing) to be incurred by SCB with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by SCB or SCC Bank, or the single-employer plan of any entity which is considered one employer with the SCB or SCC Bank under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither SCB nor SCC Bank has incurred, nor do they expect to incur (based on events occurring prior to the Closing), any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.
     (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither SCB nor SCC Bank has provided, nor is either of them required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
     (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year that is reasonably expected to result in any such excess.
     (vi) Neither SCB nor SCC Bank has any obligations for retiree health and life benefits under any Benefit Plan.
     (vii) Except as set forth in Section 5.03(m) to the Disclosure Schedule none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of SCB or SCC Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or other agreements, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
     (n) Labor Matters. Neither SCB nor SCC Bank is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is either SCB or SCC Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SCB or SCC Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to SCB’s or SCC Bank’s Knowledge, threatened, nor is the SCB or SCC Bank aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
     (o) Environmental Matters.
     Except as set forth in Section 5.03(o) of the Disclosure Schedule, to the Knowledge of SCB and SCC Bank (based only on a review of our files relating to current loans or property): (i) SCB and SCC Bank have complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by SCB or SCC Bank (“SCB Property”), has been contaminated with, or has had any illegal release of, any Hazardous Substance; (iii) SCB or SCC Bank has not taken legal title to or actively operated or actively managed any property in which SCB or SCC Bank has held a security interest, Lien or a fiduciary or management role (“SCB Loan Property”) that has been contaminated with, or has had any illegal release of, any Hazardous Substance; (iv) SCB or SCC Bank has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (v) SCB or SCC Bank is not subject to any order, decree, injunction or other agreement with any Governmental

Authority or any third party relating to any Environmental Law; and (vi) SCB has made available to FCB copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information, in each case in its possession or reasonably available to it, relating to past or present SCB Property or past or present SCB Loan Property.
     As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
     (p) Tax Matters.
     (i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by SCB, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) all deficiencies asserted or assessments made by the relevant taxing authority with respect to such Tax Returns have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of SCB or SCC Bank.
     (ii) SCB has made available to FCB true and correct copies of the United States federal income Tax Returns filed by SCB for each of the three most recent fiscal years ended on or before December 31, 2003.
     (iii) Neither SCB nor SCC Bank has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

     (iv) Neither SCB nor SCC Bank is a party to any Tax allocation or sharing agreement, is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was SCB) or otherwise has any liability for the Taxes of any Person.
     (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to SCB or SCC Bank other than determination letters with respect to Benefit Plans.
     (vi) All Taxes that SCB or SCC Bank is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.
     (q) Risk Management Instruments. Neither SCB nor SCC Bank is a party to, nor has either agreed to enter into, an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”); and neither SCB nor SCC Bank owns any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are reasonably likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.
     (r) Books and Records. The books and records of SCB and SCC Bank have been fully, properly and accurately maintained in all material respects, and there are no unrectified material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of SCB and SCC Bank.
     (s) Insurance. Schedule 5.03(s) to the Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by SCB and SCC Bank (“Insurance Policies”). SCB and SCC Bank are insured with reputable insurers against such risks and in such amounts as the management of SCB and SCC Bank reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; SCB and SCC Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
     (t) Allowance For Loan and Lease Losses. SCC Bank’s Allowance for Loan and Lease Losses (“ALLL”) is, and shall be as of the Effective Date, in compliance with SCC Bank’s existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

     (u) Trust Business. Neither SCB nor SCC Bank serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.
     (v) Transactions With Affiliates. Neither SCB nor SCC Bank has transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.
     (w) Real Property.
     (i) Schedule 5.03(w) to the Disclosure Schedule contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by SCB and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased or subleased in whole or in part by SCB or SCC Bank and together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which would be reasonably likely to affect its use or value for the purposes now made of it. None of the premises or properties of SCB is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by SCB.
     (ii) Each of the leases referred to in the Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to SCB or SCC Bank or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than SCB or SCC Bank the foregoing representation is based on the Knowledge of SCB and SCC Bank.
     (x) Title. SCB and SCC Bank have good title to their properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor’s obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of SCB’s call report dated as of and for the year ended December 31, 2001 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.
     5.04. Representations and Warranties of FCB

     Subject to Section 5.02, FCB and FC Bank hereby represent and warrant to SCB as follows:
     (a) Organization, Standing and Authority. FCB is a corporation duly organized and validly existing under the laws of the state of California. FC Bank is California banking corporation and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. FCB and FC Bank are duly qualified to do business and are in good standing in the State of California and any other foreign jurisdictions where their respective ownership or leasing of property or assets or the conduct of their business require them to be so qualified. FCB and FC Bank have in effect all federal, state, local, and foreign governmental authorizations necessary for each to own or lease their respective properties and assets and to carry on their business as they are now conducted.
     (b) FCB Stock and Capitalization. As of the date hereof, the authorized capital stock of FCB consists solely of 10,000,000 shares of FCB Common Stock and 10,000,000 shares of FCB Preferred Stock, of which no shares are outstanding as of the date hereof. As of the date of this Agreement, FCB has only minimal capital and the transactions to be completed at the Closing will depend on FCB’s successfully completing its capitalization. The authorized capital stock of FC Bank consists solely of 2,500,000 shares of common stock, of which 2,162,809 shares are outstanding as of the date hereof.
     (c) Subsidiaries. The Merger Subsidiary and each of FCB’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. FC Bank is duly licensed by the DFI, and its deposits are insured by the Bank Insurance Fund in the manner and to the fullest extent provided by law.
     (d) Corporate Power. FCB and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; FCB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and FCB has the corporate power and authority to execute, deliver and perform its obligations to consummate the transactions contemplated thereby.
     (e) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FCB, FC Bank, and the Merger Subsidiary and each of their respective boards. This Agreement has been duly executed and delivered by FCB, FC Bank, and the Merger Subsidiary and this Agreement is a valid and legally binding agreement of FCB, FC Bank, and the Merger Subsidiary enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     (f) Regulatory Approvals; No Violations.
     (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FCB or any of its Significant Subsidiaries in connection with the execution, delivery or performance by FCB of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the DFI and the FDIC, as may be required, (B) filings with the SEC and state securities authorities, and (C) the filing of the Agreement of Merger with the California Secretary pursuant to the CCC. As of the date hereof, neither FCB nor FC Bank have knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
     (ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by FCB, FC Bank, and the Merger Subsidiary and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any material law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of FCB or of any of its Subsidiaries or to which FCB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of FCB or any of its Subsidiaries or (C) require any consent or approval under any material law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
     (g) Financial Reports; Material Adverse Effect. FC Bank has delivered to SCB audited financial statements of FC Bank consisting of balance sheets as of December 31, 2003, 2002 and 2001, the related statements of operations, changes in shareholders’ equity and statements of cash flow for the periods then ended, and the related notes and related accountant’s opinions thereon (the “FC Bank Financial Statements”). The FC Bank Financial Statements (i) present fairly the financial condition of FC Bank as of the respective dates indicated and the results of operations, the changes in stockholders’ equity and cash flows for the respective periods indicated; (ii) have been prepared in accordance with GAAP applied on a basis consistent with past practices; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to adequate reserves for loan and lease losses; and (iv) are based on the books and records of FC Bank. Since

December 31, 2001, FC Bank has conducted its business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), would reasonably be expected to have a Material Adverse Effect with respect to FC Bank or FCB.
     (h) Litigation. No material litigation, claim or other proceeding before any court or governmental agency is pending against FCB or its Subsidiaries and, to FCB’s Knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.
     (i) No Brokers. Except for the fees and related costs paid to Anderson & Strudwick, no action has been taken by FCB or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.
     (j) Regulatory Matters.
     (i) Neither FCB nor FC Bank nor any of their respective properties are, directly or indirectly, party to or are subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority. FCB and FC Bank have paid all assessments made or imposed by any Regulatory Authority.
     (ii) Neither FCB nor FC Bank have been advised by, or have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
     (k) Tax Matters.
     (i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to FCB and FC Bank, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the Tax Returns referred to in clause (A) are currently pending and (F) no waivers of statues of limitation have been given by or requested with respect to any Taxes of FCB or FC Bank.
     (ii) Neither FCB nor FC Bank have any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.
ARTICLE VI
COVENANTS
     6.01. Reasonable Best Efforts
     Subject to the terms and conditions of this Agreement, each of SCB, SCC Bank, FCB, and FC Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Second Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.
     6.02. Shareholder Approval
     SCB agrees to take, in accordance with applicable law and SCB’s Articles and SCB’s By-Laws, all action necessary to convene as soon as practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by SCB’s shareholders for consummation of the Merger (including any adjournment or postponement, the “SCB Meeting”). Except with the prior approval of FCB, no other matters shall be submitted for the approval of SCB shareholders. Subject to fiduciary obligations under applicable law, SCB’s Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders.
     6.03. Proxy Statement
     The proxy statement and/or any other related materials or documents (collectively, the “Proxy Materials”), to be used in connection with the SCB Meeting required pursuant to Section 6.02 hereof, with respect to all information set forth therein relating to SCB, and the Merger and in respect to this Agreement, and the Merger Agreement, at the time of mailing to shareholders and at the time of the shareholders’ meeting, shall: (i) comply in all material respects with the provisions of all applicable laws and regulations; and (ii) except with respect to any information regarding FCB or

FC Bank supplied to SCB by FCB or FC Bank for inclusion in the Proxy Materials, not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or not omit to state any material fact necessary in order to make the statements therein not false or misleading.
     6.04. Press Releases
     SCB and SCC Bank, on one hand, and FCB and FC Bank, on the other hand, shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. SCB, SCC Bank, FCB and FC Bank shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.
     6.05. Access; Information
     (a) Each party agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as such party may reasonably request and, during such period, it shall, as promptly as is reasonably practicable, furnish to the other party all information concerning its business, properties and personnel as such party may reasonably request.
     (b) Without limiting the generality of Section 6.05(a), prior to the Effective Time, each party and its respective representatives shall have the right, subject to the notice provision set forth in Section 6.05(a), to conduct a review to determine (i) that the assets, books, records and operations of the other party are in satisfactory condition and will not in a material way adversely impact such party after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.
     (c) SCB agrees that, subject to applicable laws, it shall cooperate in good faith with FCB on mutually agreed operating issues which the parties agree have priority.
     (d) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.
     6.06. Acquisition Proposals
     SCB agrees that its officers and directors shall not, and that it shall direct and use its best efforts to cause SCC Bank and South Coast Commercial Bank’s employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of SCB or more than 10% of the outstanding equity securities, of SCB (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). SCB further agrees that neither SCB nor SCC Bank nor any of their respective officers and directors shall, and that SCB shall direct and use its reasonable best efforts to cause SCC Bank and SCC Bank’s employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent SCB or SCB’s Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if SCB’s Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of SCB, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, SCB’s Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, legally required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, SCB’s Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to SCB’s shareholders than the Merger. SCB agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. SCB agrees that it will notify FCB within two Business Days if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.
     6.07. [Reserved]
     6.08. [Reserved]
     6.09. Certain Policies
     Prior to the Effective Date, SCB and SCC Bank shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with past practice of SCB; provided, however, that no such action shall in itself be a breach under Section 8.01(b) of this Agreement.
     6.10. Regulatory Applications
     (a) Each of FCB, FC Bank, SCB, and SCC Bank shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement; and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by FCB and FC Bank, as applicable, as soon as reasonably practicable after the execution hereof but, provided that SCB has cooperated as described above, in no event later than 60 days after the date hereof. Each of FCB and SCB shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.
     6.11. Indemnification
     (a) Following the Effective Time, FCB shall indemnify, defend and hold harmless each present and former director and officer of SCB and its Subsidiary (each, an “Indemnified Party") against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that SCB is permitted to indemnify (and advance expenses to) its directors or officers under the CCC, SCB’s Articles and SCB’s By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the CCC, SCB’s Articles and SCB’s By-Laws shall be made by independent counsel selected by FCB and reasonably acceptable to the Indemnified Party.
     (b) For a period of three (3) years from the Effective Time, FCB shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of SCB (as opposed to the portion that serves to reimburse SCB) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by SCB; provided, however, that in no event shall FCB be required to expend on an annual basis more than 150% of the current amount expended on an annual basis by SCB (the “Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if FCB is unable to maintain or obtain the insurance called for by this Section 6.11(b), FCB shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of SCB may be required to make application and provide customary representations and warranties to FCB’s insurance carrier for the purpose of obtaining such insurance.
     (c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify FCB thereof; provided that the failure so to notify shall not affect the obligations of FCB under Section 6.11(a) unless and to the extent that FCB is actually prejudiced as a result of such failure.
     (d) If FCB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of FCB shall assume the obligations set forth in this Section 6.11.
     6.12. Benefit Plans
     (a) From and after the Effective Time, FCB shall provide former employees of SCB or SCC Bank who remain as employees of FCB or any of its Subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of FCB or its Subsidiaries, as the case may be. FCB shall cause each employee benefit plan, program, policy or arrangement of FCB in which employees of SCB or SCC Bank are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with SCB or SCC Bank to the same extent as such service was credited for such purpose by SCB or SCC Bank. Nothing herein shall limit the ability of FCB to amend or terminate any of the Benefit Plans in accordance with their terms at any time.
     (b) If employees of SCB or SCC Bank become eligible to participate in a medical, dental or health plan of FCB, FCB shall cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of SCB or SCC Bank, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.
     (c) FCB shall honor, and shall continue to be obligated to perform, in accordance with their terms, all employment or severance agreements, plans or policies of SCB that are identified in Schedule 6.12 hereto.
     (d) Notwithstanding the provisions of this Section 6.12, the parties hereto agree that certain matters respecting employee benefits shall be dealt with in a letter, dated the date hereof, between the parties and hereby incorporated by reference and made a part hereof.
     6.13. Non-Competition Agreements
     Each director of SCB (other than Van Rhebeck, who shall execute and deliver to FCB a Non-Solicitation Agreement in the form attached hereto as Exhibit E), shall,

simultaneously with the execution and delivery hereof, execute and deliver to FCB non-competition agreements substantially in the form of Exhibit B hereto.
     6.14. Notification of Certain Matters
     Each of SCB and FCB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     6.15. Human Resources Issues
     SCB agrees to cooperate with FCB with respect to any formal meetings or interviews with one or more employees called or arranged by SCB and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with FCB given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow FCB a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.
     6.16. Assistance with Third-Party Agreements
     (a) SCB shall cooperate with and use all commercially reasonable efforts to assist FCB in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of SCB’s leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with FCB’s timetable at or after the Effective Time of the Merger. SCB shall cooperate with FCB in minimizing the extent to which any contracts will continue in effect following the Effective Time of the Merger, in addition to complying with the prohibition of Section 4.01(l) hereof.
     (b) Without limiting Section 6.16(a), SCB shall use all reasonable efforts to provide data processing and other processing support or outside contractors to assist FCB in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to FCB’s production environment, when requested by FCB and sufficient to ensure that a successful conversion can occur at such time as FCB requests on or after the Effective Time of the Merger. Among other things, SCB shall:
     (i) cooperate with FCB to establish a mutually agreeable project plan to effectuate the conversion;

     (ii) use their commercially reasonable efforts to have SCB’s outside contractors continue to support both the conversion effort and its needs until the conversion can be established;
     (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by FCB for use in planning the conversion, as soon as reasonably practicable;
     (iv) provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and
     (v) to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by FCB.
     (vi) FCB agrees that all actions taken pursuant to this Section 6.16 shall be taken in a manner intended to minimize disruption to the customary business activities of SCB.
     6.17. Second Merger
     Immediately after the Effective Time of the Merger, the Surviving Company shall merge with and into FCB, the separate corporate existence of the Surviving Company shall cease and FCB shall survive, continue to exist as a California corporation and operate under the name “First California Bancorp.”
     6.18. Shareholder Agreements
     Each Shareholder, as a shareholder of SCB Common Stock, shall execute and deliver to FCB simultaneously with the execution of this Agreement a Shareholder Agreement substantially in the form of Exhibit A hereto, committing each such person, among other things, to vote his or her shares of SCB Common Stock in favor of the principal terms of the Merger at the SCB Meeting and to certain representations and covenants.
     6.19. Pre-Closing Adjustments
     At or before the Effective Time of the Merger, SCB and SCC Bank shall make such accounting entries or adjustments, including additions to their ALLL and charge-offs of loans, as FCB shall direct as a result of its on-going review of SCB and SCC Bank (including its review of the information provided to it pursuant to Sections 6.05 and 6.15), in order to implement its plans following the closing of the transactions constituting the Merger and the Second Merger (the “Closing”), and to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of SCB, (a) SCB shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time FCB agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, (b) no such accounting entry or adjustment shall be required or made if it would (i) violate any law, rule or regulation applicable to FCB, or (ii) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, and (c) Adjusted Shareholders’ Equity and Adjusted Merger Consideration shall be determined as if none of such accounting entries and adjustments had been made, other than those required by GAAP.
     6.20. Tax Treatment of the Merger and Second Merger
     FCB and SCB intend that the Merger and Second Merger will be treated for U.S. federal income tax purposes as a taxable purchase of all of the outstanding stock of SCB by FCB, followed by the liquidation of SCB pursuant to Section 332 of the Code. Each party will (and will cause each of its Subsidiaries to) both before and after the Effective Time (i) use reasonable efforts to cause the Merger and Second Merger to have such tax treatment; (ii) refrain from taking any action that would reasonably be expected to cause the Merger or Second Merger to be treated any other way for U.S. federal income tax purposes; (iii) file all Tax returns consistent with such tax treatment, and (iv) take the position for all other purposes that the Merger and Second Merger will have such tax treatment. Buyer shall not file an election under Section 338 of the Code with respect to the Merger.

     6.21. Non-Solicitation Agreement
     Each of Van Rhebeck and Fred Mills shall execute and deliver to FCB simultaneously with the execution of this Agreement a Non-Solicitation Agreement substantially in the form of Exhibit E hereto.
     6.22. Bank Holding Company Status
     FCB shall use its best efforts to promptly obtain, at or before the Closing, all regulatory consents, approvals and authorizations from the Federal Reserve Board as are necessary for it to become a bank holding company, to acquire SCB as a wholly-owned subsidiary and then merge it into FCB, to retain SCC Bank as a wholly-owned subsidiary of FCB and to carry out and consummate the transactions contemplated herein.
     6.23. Capital Raising
     FCB shall use its best efforts to raise no less than $24.0 million from a combination of a public offering of its common stock and issuance of trust preferred securities, the proceeds of which will be used, at least in part, to capitalize FCB and consummate the transactions contemplated herein.
     6.24 Employment and Other Agreements
     At the Effective Time of the Merger, SCC Bank shall terminate the employment agreements and such other agreements between SCC Bank and each of its current executive officers, a list of which is set forth on Schedule 6.24 hereto. As a result of the proposed Merger and the termination of such employment agreements, each officer listed on Schedule 6.24 hereto shall be entitled to receive a payment in the amount set forth beside the name of such officer on Schedule 6.24 hereto (the “Executive Payments”), which payments include all severance, automobile accruals and other benefits payable to such officer upon termination of such officer’s employment agreement as well as the commission payable to Van Rhebeck in connection with the Merger. SCC Bank shall pay one-half of the total Executive Payments prior to the Closing Date, and one-half of the total Executive Payments shall remain accrued and unpaid on the Closing Date to be paid unconditionally by the Surviving Corporation or its successor within one month after the Closing Date.
     6.25 Accrual of Expenses Related to the Merger
     Prior to the Shareholders’ Equity Measuring Date (as defined in Section 7.03(e)), SCB shall accrue in accordance with GAAP for all unpaid expenses related to the Merger including, without limitation, the amount of all Executive Payments not yet paid pursuant to Section 6.24, only Sixty-Seven Thousand Five Hundred Dollars ($67,500.00) of unpaid severance benefits (in addition to the Executive Payments, and regardless of the actual other severance accruable or payable at such time), and all of those transaction fees and expenses which are to be paid pursuant to Section 7.03(i).
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
     7.01. Conditions to Each Party’s Obligation to Effect the Merger
     The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:
     (a) Shareholder Approvals. The principal terms of the Merger shall have been duly approved by the affirmative vote of a majority of the outstanding shares of SCB Common Stock entitled to vote or such higher vote percentage as may be required by SCB’s Articles, SCB’s Bylaws or other binding agreement.
     (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger and the Second Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the FCB Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on FCB and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that FCB would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
     (c) No Injunction; No Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement, and no litigation or proceeding shall be pending against FCB, First California Bank, SCB or SCC Bank brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.
     (d) Executive Payments. One-half of the total of all Executive Payments shall have been paid by SCC Bank prior to the Closing Date, and one-half of the total of all Executive Payments shall remain unpaid as of the Closing Date.

     7.02. Conditions to Obligation of SCB
     The obligation of SCB to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of FCB and FC Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on FCB or FC Bank. FCB and FC Bank shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. SCB shall have received a certificate, dated the Effective Date, signed on behalf of FC Bank by the chief executive officer and the chief financial officer of FC Bank to such effect.
     (b) Performance of Obligations of FCB. FCB, the Merger Subsidiary and FC Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and SCB shall have received a certificate, dated the Effective Date, signed on behalf of FC Bank by the chief executive officer and the chief financial officer of FC Bank to such effect.
     7.03. Conditions to Obligation of FCB
     The obligation of FCB to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of SCB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except for changes after the date of delivery of the Disclosure Schedules). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on SCB. SCB shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement.

FCB shall have received a certificate, dated the Effective Date, signed on behalf of SCB by the chief executive officer and the chief financial officer of SCB to the foregoing effects, with any exceptions disclosed, and if there are any exceptions, such conditions shall be considered satisfied only if and when such exceptions are accepted by FCB; provided, however, Closing shall conclusively evidence such acceptance of exceptions by FCB.
     (b) Disclosure Schedule. The Disclosure Schedule shall be further updated and made current prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to FCB no later than 72 hours prior to the Effective Time of the Merger; and at the Effective Time, such updated Disclosure Schedule shall be deemed the Disclosure Schedule for purposes of closing certifications of officers as to the representations and warranties set forth in Section 5.03, the performance of covenants contained in Article IV, and the performance of any other obligations required to be performed by SCB under this Agreement. With respect to each change in the Disclosure Schedule delivered to FCB after the date of this Agreement, such change shall become effective prior to the Closing Date when either (i) such change shall be accepted by FCB in its discretion, or (ii) FCB shall not have notified SCB in writing within ten (10) Business Days after receipt of such change that such change was unacceptable to FCB.
     (c) Performance of Obligations of SCB. SCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FCB shall have received a certificate, dated the Effective Date, signed on behalf of SCB by the chief executive officer and the chief financial officer of SCB to such effect.
     (d) Performance of Obligations of the Shareholders. FCB shall have received Shareholder’s Agreements executed and delivered by each Shareholder of SCB as contemplated by Section 6.19, each of which shall remain in full force and effect. The Shareholders shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements. If requested by FCB, FCB shall have received a certificate, dated the Effective Date, signed by each Shareholder to such effect with respect to such Shareholder.
     (e) Adjusted Shareholders’ Equity of SCB. As of four (4) Business Days prior to the Effective Date, (i) the parties shall determine the exact dollar difference between the Base Shareholders’ Equity and the Adjusted Shareholders’ Equity of SCB as of five (5) Business Days prior to the Effective Date (the “Shareholders’ Equity Measuring Date”).
     (f) Closing Financial Statements. At least five Business Days prior to the Effective Time of the Merger, SCB shall provide FCB with SCB’s financial statements presenting the financial condition of SCB as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and SCB’s results of operations for the period January 1, 2005 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the sixth Business Day of the month, SCB shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of SCB’s chief financial officer, dated as of a date no earlier than two Business Days prior to the Effective Time of the Merger, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of FCB in all material respects.
     (g) Non-Competition Agreements. FCB shall have received Non-Competition Agreements executed and delivered by each director of SCB as contemplated by Section 6.14 who shall have executed and delivered to FCB a Non-Solicitation Agreement in the form attached hereto as Exhibit E, each of which shall remain in full force and effect.
     (h) Consents. SCB shall have obtained each of the material consents listed in Schedule 5.03 of the Disclosure Schedule and any material consents of the type required to be identified in Schedule 5.03 of the Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to FCB.
     (i) Transaction Expenses. SCB shall exercise its commercially reasonable efforts to ensure that at least five (5) Business Days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents for SCB shall have submitted to SCB estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, SCB shall have prepared and submitted to FCB a summary of such fees and expenses for the transaction. At or prior to the Effective Time of the Merger SCB shall use its best efforts to (i) cause such advisors to submit their final bills for all material fees and expenses to SCB for services rendered, a copy of which SCB shall have caused to be delivered to FCB, and based on such summary, SCB shall have prepared and submitted to FCB a final calculation of such fees and expenses and (ii) accrue and pay the amount of such fees and expenses as calculated above, after FCB has been given an opportunity to review all such bills and calculation of such fees and expenses.
     (j) Resignations. FCB shall have received evidence satisfactory to it that all directors and executive officers of SCB and SCC Bank have resigned from such respective offices, and not resign from their employment, if any, with SCC Bank, effective immediately prior to the Effective Time of the Merger.
     (k) Net Income. From January 1, 2005 until the Shareholders’ Equity Measuring Date (as defined in Section 7.03(e)), the net income of SCB (on a consolidated basis and excluding payments, costs and accruals described on Schedule 7.03(k) shall not be less than One Million Three Hundred Thousand Dollars ($1,300,000); provided, however, that FCB may waive this condition.
     (l) Adjusted Shareholders Equity. The Adjusted Shareholders Equity shall not be less than Fourteen Million Dollars ($14,000,000.00); provided, however, that FCB may waive this condition.
ARTICLE VIII
TERMINATION
     8.01. Termination
     This Agreement may be terminated, and the Merger may be abandoned:
     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of FCB and SCB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
     (b) Breach. At any time prior to the Effective Time, by FCB or SCB if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by SCB or FCB, respectively, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; (ii) a breach by SCB or FCB, respectively, of any of the covenants or agreements contained herein (excluding Section 6.23), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach or (iii) in the case of a termination by FCB, a breach by a Shareholder or Shareholders of any of the covenants or agreements contained in the Shareholder Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to FCB or SCB, as the case may be.
     (c) Delay. At any time prior to the Effective Time, by FCB or SCB if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 2005 except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) such party, (ii) the Merger Subsidiary, FC Bank or SCC Bank (if FCB or SCB, respectively, is the party seeking to terminate) or (iii) any of the Shareholders (if SCB is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

     (d) No Approval. By SCB or FCB, if the respective Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger, the Second Merger or the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority or (ii) the shareholder approval referred to in Section 7.01(a) herein is not obtained at the SCB Meeting.
     (e) Acquisition Proposal. By FCB, if (i) SCB shall have exercised a right specified in the provision set forth in Section 6.08 with respect to any Acquisition Proposal and shall, directly or through agents or representatives, continue discussion with any third party concerning such Acquisition Proposal for more than 10 Business Days after the date of receipt of such Acquisition Proposal; or (ii) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to SCB which contains a proposal as to price (without regard to the specificity of such price proposal) and SCB shall not have rejected such proposal within 10 Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, if earlier.
     (f) Failure to Recommend. At any time prior to the SCB Meeting, by FCB if SCB shall have breached Section 6.08 or SCB’s Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of FCB.
     (g) Failure to Raise Capital. By SCB upon the failure of FCB either (i) to satisfy the conditions specified in Section 6.23 within thirty (30) days of receipt of all necessary regulatory approvals to consummate the Merger or (ii) to enter into binding agreements by June 30, 2005 providing for such financing, subject only to the receipt of all necessary regulatory approvals to consummate the Merger, absence of material adverse changes and other normal and customary closing conditions.
     (h) Schedule Delivery Date. At and for three Business Days following the Schedule Delivery Date, FCB may terminate this Agreement in its discretion if FCB determines that any item in the Disclosure Schedules is unacceptable to it, after providing SCB notice and a three Business Days’ opportunity to resolve the Disclosure Schedule issues.
     8.02. Effect of Termination and Abandonment
     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in subsection (b) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) any other provision of this Agreement which expressly survives the termination of this Agreement.
     (b) In the event this Agreement is terminated by FCB pursuant to Section 8.01(e) or (f), SCB shall pay to FCB a termination fee, representing liquidated damages, of $2.5 million. In the event this Agreement is terminated by FCB or by SCB pursuant to Section 8.01(b), the non-terminating party shall pay a termination fee, representing liquidated damages, of $2.5 million to the terminating party. In the event this Agreement is terminated by SCB pursuant to Section 8.01(g), FCB shall pay to SCB a termination fee, representing liquidated damages, equal to $250,000 plus the actual out-of-pocket costs incurred by SCB in connection with the Merger. In the event this Agreement is terminated by FCB pursuant to Section 8.01(h), SCB shall pay FCB a termination fee of $100. The payment of any termination fees pursuant to this Section 8.02(b) shall be the sole and exclusive remedy available to a party with respect to the breach of any covenant or agreement giving rise to such a payment, and the parties agree and stipulate that the amount of the termination fees are reasonable and full liquidated damages and reasonable compensation to the other party for their involvement in the proposed transactions contemplated by this Agreement to the date of such notice of termination and is not a penalty or forfeiture.
     (c) Any Termination Fee that becomes payable to a party pursuant to this Section 8.02 shall be paid by wire transfer of immediately available funds to an account designated by such party either if this Agreement is terminated by a party and the termination meets the conditions set forth in this Section 8.02 at or prior to such termination by the party.
     (d) SCB and FCB agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements FCB and SCB would not have entered into this Agreement, and that such amounts do not constitute a penalty. If a party fails to pay the other party the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, such party shall pay all costs and expenses incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amounts were required to be paid.
ARTICLE IX
MISCELLANEOUS
     9.01. Survival
     No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10, 6.12, 6.13 and 6.17 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(d), 8.02 and this Article IX which shall survive any such termination).
     9.02. Waiver; Amendment
     Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the SCB Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by SCB’s shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.
     9.03. Counterparts
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.
     9.04. Governing Law, Jurisdiction and Venue
     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
     9.05. Expenses
     Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     9.06. Notices
     All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to SCB or
SCC Bank to:	South Coast Bancorp, Inc.
19752 MacArthur Boulevard
Irvine, California 92612
Attention: Van Rhebeck, President and CEO
Phone: (949) 852-2500
Fax: (949) 852-1555
Email: vrhebeck@sccb.com
digby99@aol.com
With copies to:	Yocca Patch & Yocca, LLP
19900 MacArthur Blvd, Suite 650
Irvine, CA 92612-8412
Attention: Nicholas J. Yocca, Esq.
Phone: (949) 798-0190 (direct)
Phone: (949) 253-0800 (main)
Fax: (949) 203-8627
Email: nyocca@ypylaw.com

If to FCB, FC Bank
or the Merger Subsidiary
to:	First California Bancorp
c/o First California Bank
1100 Paseo Camarillo
Camarillo, CA 93010
Attention: C. G. Kum, President and CEO
Phone: (805) 322-9308 (direct)
Fax: (805) 445-1388 (direct)
Email: cgkum@fcbank.com

With a copy to:	Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302
Attention: Gary M. Horgan, Esq.
Telephone: 818-591-2121
Facsimile: 818-591-3838
Email: ghorgan@horganrosen.com

     9.07. Entire Understanding; No Third Party Beneficiaries
     This Agreement (including the Disclosure Schedule attached hereto and incorporated herein), the Shareholder Agreements and the Non-Competition Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements and the Non-Competition Agreements supersede any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.08. Effect
     No provision of this Agreement shall be construed to require SCB, FCB or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.
     9.09. Severability
     Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on SCB or FCB, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     9.10. Enforcement of the Agreement
     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.11. Interpretation
     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST CALIFORNIA BANCORP		SOUTH COAST BANCORP, INC.

By:		By:

	C.G. Kum		Van Rhebeck
	President and Chief Executive Officer		President and Chief Executive Officer

SCB MERGER CORP		SOUTH COAST COMMERICAL BANK

By:		By:

	C.G. Kum		Van Rhebeck
	President and Chief Executive Officer		President and Chief Executive Officer

FIRST CALIFORNIA BANK

By:

C.G. Kum
President and Chief Executive Officer

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF REORGANIZATION
     This First Amendment to Agreement and Plan of Reorganization by and among FCB BANCORP (formerly “FIRST CALIFORNIA BANCORP”), SCB MERGER CORP., FIRST CALIFORNIA BANK, SOUTH COAST BANCORP, INC. and SOUTH COAST COMMERCIAL BANK is made as of this ___day of March 2005.
     WHEREAS, the parties have entered into an Agreement and Plan Reorganization dated February 2, 2005; and
     WHEREAS, the parties wish to amend that Agreement and Plan of Reorganization as set forth herein.
     NOW THEREFORE, the Agreement and Plan of Reorganization is amended as follows:
     1. All references to First California Bancorp shall be deleted and in lieu thereof reference shall be to FCB Bancorp.
     2. Following Section 7.03(l) a new Section 7.03(m) is added as follows:
     “Nguyen Loan. The Nguyen Loan shall have been repaid in full, sold to a third party, or refinanced by a third party so that it is no longer an asset of SCC Bank or SCB.”
     Except as otherwise set forth herein, the Agreement and Plan of Reorganization shall remain in full force and effect.

FIRST BANCORP	SOUTH COAST BANCORP, INC.
(formerly “FIRST CALIFORNIA BANCORP”)

By:	By:

C.G. Kum		Van Rhebeck
President and Chief Executive Officer		President and Chief Executive Officer

SCB MERGER CORP	SOUTH COAST COMMERICAL BANK

By:	By:

C.G. Kum		Van Rhebeck
President and Chief Executive Officer		President and Chief Executive Officer

FIRST CALIFORNIA BANK

By:

C.G. Kum
President and Chief Executive Officer